Filed in the Office of	Business Number E0246232016-5
Barbara K. Cegavske (signature)	Filing Number 20211538029
Secretary of State State Of Nevada	Filed On 6/15/2021 8:00:00 AM
	Number of Pages 12

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: MYSTIC HOLDINGS, INC. Entity or Nevada Business Identification Number (NVID): E0246232016-5
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	[X] Certificate to Accompany Restated Articles or Amended and Restated Articles [ ] Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. [X] Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	[ ] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) [ ] incorporators [ ] board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	[X] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 54.53%
	[ ] Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: Jurisdiction of formation: Changes to takes the following effect: [ ] The entity name has been amended. [ ] Dissolution [ ] The purpose of the entity has been amended. [ ] Merger [ ] The authorized shares have been amended. [ ] Conversion [ ] Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☒ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☐ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☒ Other. The articles have been amended as follows: (provide article numbers, if available) The Articles of Incorporation of this corporation is being amended and (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] Signature of Officer or Authorized Signer — Title: CEO X Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

restated in its entirety as reflected on the attached Amended and Restated Articles of Incorporation.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED ARTICLES OF
MYSTIC HOLDINGS, INC.
a Nevada corporation

Mystic Holdings, Inc., a Nevada corporation (the "**Corporation**") amends and restates its Articles of Incorporation as follows:

ARTICLE 1: BASIC INFORMATION

Section 1.1 Name. The name of the Corporation is Mystic Holdings, Inc.

Section 1.2 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under Nevada law.

Section 1.3 Registered Agent. The registered agent of the Corporation is Henry Lichtenberger, Esq., Sklar Williams PLLC, 410 South Rampart Boulevard, Suite 350, Las Vegas, Nevada 89145.

Section 1.4 Principal Office. The principal office of the Corporation is 4145 Wagon Trail Avenue, Las Vegas, Nevada 89118 (the "**Principal Office**") or such other place as the Corporation's Board of Directors (the "**Board**", comprised of "**Directors**") may designate.

ARTICLE 2: SHAREHOLDERS

Persons with rights under this Article 2 shall be only those persons in whose name's shares are recorded on the Corporation's stock records as of the Record Date determined under Article 2 of the Corporation's Bylaws (the Corporation's "**Shareholders**").

ARTICLE 3: BOARD OF DIRECTORS

Section 3.1 Directors. A Board will govern the affairs of the Corporation. The Board shall comprise not fewer than one (1) but not more than nine (9) Directors. The specific number of Directors shall be set by resolution of the Board or, if the Directors in office constitute fewer than a quorum of the Board, by the affirmative vote of a majority of all the Directors in office. The number of Directors of this Corporation may be increased or decreased from time to time in the manner provided by the Articles of Incorporation, but no decrease in the number of Directors shall shorten the term of any incumbent Director.

Section 3.2 Directors Elected by Preferred Shareholders. Notwithstanding anything set forth in these Articles of Incorporation to the contrary, the qualifications, term of office, classification and provisions governing vacancies, removal and other matters pertaining to directors elected by holders of shares of one or more series of Preferred Stock shall be as set forth in a resolution or resolutions adopted by the Board setting forth the designations, preferences and rights relating to any such series of Preferred Stock pursuant to Article 7, Section 3 hereof.

Section 3.3 General Powers. Except as may be otherwise provided in these Articles of Incorporation, or except as otherwise required under applicable law, all corporate powers shall be exercised by or under the authority of the Board, and the business and affairs of the corporation shall be managed under the direction of the Board.

Section 3.4 Classification and Tenure. The Directors shall be divided into 3 classes, with each class to be as nearly equal in number as possible, as specified by resolution of the Board or, if the Directors in office do not constitute a Quorum of the Board, then by the affirmative vote of a majority of all the Directors in office. Directors that are appointed or elected by a class(es) of Common or Preferred Stock will be added to an existing class of Directors, but in accordance with the express terms of the series of Common or Preferred Stock to which said board position is created will be addressed in the certificate of designation or amendment to these Articles that will address vacancies, election, resignation, replacement and/or removal.

The term of office of Directors of the first class shall expire at the first annual meeting of stockholders after their election. The term of office of Directors of the second class shall expire at the second annual meeting after their election. The term of office of Directors of the third class shall expire at the third annual meeting after their election. At each annual meeting after such classification, a number of Directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. Absent his or her death, resignation or removal, a Director shall continue to serve despite the expiration of the Director's term until his or her successor shall have been elected and qualified or until there is a decrease in the number of Directors. Directors need not be stockholders of the corporation or residents of the state of Nevada, and need not meet any other qualifications.

Section 3.5 Quorum. A majority of the number of Directors fixed by or in the manner provided in these Bylaws shall constitute a Quorum of Directors for the transaction of business at any Board meeting but, if less than a majority are present at a meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice.

ARTICLE 4:
OFFICERS

The corporation shall have such offices, with titles and duties as the Board may determine by resolution, but must include at least a president, a secretary and a treasurer (the "**Officers**" of the Corporation). The Board shall appoint Officers of the Corporation from time to time to the extent there are vacancies. The Board shall have sole power and authority to appoint executive officers.

ARTICLE 5:
LIABILITY

To the fullest extent permitted by Nevada law as it now exists and as it may hereafter be amended, no Director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or

omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Nevada law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE 6: INDEMNIFICATION

The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE 7: SHARES

Section 7.1 Authorized Stock. The total number of shares of all stock which the Corporation shall have authority to issue is 500,000,000 shares, consisting of: (i) 499,850,000.00 shares of common stock, par value $0.001 per share (the "**Common Stock**") and (ii) 150,000 shares, $0.001 par value per share, designated as preferred stock (the "**Preferred Stock**").

Section 7.2 Common Stock. The holders of Common Stock will be entitled to notice of and to attend all meetings of the Shareholders of the Corporation and shall be entitled to one vote per share on all matters to be voted on by the Corporation's Shareholders. The right to cumulate votes in the election of Directors shall **not** exist with respect to shares of stock of this corporation; provided, however, certain classes or series of Preferred Stock may (but shall not be required) to provide for such right or grant additional voting rights for each share of Preferred Stock. Subject to all provisions of these Articles, including the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation or the Nevada Revised Statutes ("**NRS**"), the holders of the Common Stock shall be entitled to receive dividends when and as declared by the Board, out of any funds legally available for such purpose. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Common Stock will be entitled to share, ratably according to the number of shares of Common Stock held by them, in such dividends. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any distribution of any of its assets to any of its stockholders other than by dividends from funds legally available therefor, and other than payments made upon redemptions or purchases of shares of the Corporation, after payment in full of the amount which the holders of Preferred Stock are entitled to receive in such event, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

Section 7.3 Preferred Stock. The shares of Preferred Stock are hereby authorized to be issued from time to time in one or more series, the shares of each series to have such voting powers,

full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are specified in the resolution or resolutions adopted by the Board providing for the issue there of. Such Preferred Stock may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in these Articles of Incorporation or in the resolution or resolutions adopted by the Board providing for the issue thereof. Authority is hereby expressly vested in the Board to authorize the issue from time to time of one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the Board, and establishing the voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board to be issued, shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the Nevada law.

ARTICLE 8:
GOVERNMENTAL REGULATION

Section 8.1 Required Compliance. To enable the Corporation or any Affiliate (as such term is hereinafter defined) thereof to secure and maintain in good standing all licenses, contracts, franchises, permits, registrations, findings of suitability, exemptions, waivers and other regulatory approvals related to the ownership, control, conduct or operation of gaming and related activities now or hereafter engaged in by the Corporation or any Affiliate thereof within or without the United States of America (collectively, "**Licenses**"), the following provisions shall apply:

(A) All Securities (as hereinafter defined) shall be held subject to all applicable laws and the suitability standards, qualifications and requirements of the relevant authorities that regulate the operation and conduct of the businesses of the Corporation or any Affiliate thereof and in accordance with the requirements of all applicable laws. Any person owning or controlling Securities shall comply with all applicable laws. If any person that holds Securities of the Corporation is determined to be a Disqualified Holder (as hereinafter defined), then, if the Corporation so elects in its sole discretion (unless otherwise required by any laws enacted in the State of Nevada or the Nevada Cannabis Compliance Board ("**NCCB**") through its Board Members):

(a) such person shall sell or otherwise dispose of such Securities or other interest in the Corporation within the 60-day period commencing on the date the Corporation gives the person notice of such person's unsuitability or disqualification and requiring such disposition (or an earlier time if so required by any the NCCB or any Nevada Law) in a manner satisfactory to the Board in its sole discretion; or

(b) the Corporation may redeem any or all such Securities of the Corporation on the date specified in the notice given by the Corporation to such person, which date may not be less than 30 days after notice is given, at a price equal to the Redemption Price (as hereinafter defined).

(B) Notice to a Disqualified Holder under this Article shall be delivered in writing by personal delivery, mailing it to the address shown on the Corporation's books and records or any other reasonable means and shall be deemed effective on the date given (the "**Notice Date**"). Failure of the Corporation to provide such notice to a Disqualified Holder after making reasonable efforts to do so shall not preclude the Corporation from exercising its rights under this Article.

(C) If the Corporation intends to redeem Securities in accordance with this Article, the notice shall specify the Securities to be redeemed, the date, time and place when such redemption will be consummated, which date in no event will be earlier than 30 days after the date of such notice, and the Redemption Price (it being sufficient for the purposes of this Article for the Corporation to indicate generally that the Redemption Price will be determined in accordance with paragraphs (C) and (M) hereof). If the Corporation gives the notice provided for by the preceding sentence, such notice shall be deemed to constitute a binding agreement on the part of the Corporation to redeem, and on the part of the person notified to sell, the Securities referred to in such Notice in accordance with this Article.

(D) The operation of this Article shall not be stayed by an appeal from a determination of any relevant authority.

(E) Commencing on the Notice Date (or such earlier date on which any relevant authority serves notice of its determination of unsuitability or disqualification of the Disqualified Holder on the Corporation), the Disqualified Holder shall not be entitled to receive payments of dividends or interest upon any Securities of the Corporation held by such Disqualified Holder, or exercise, directly or indirectly, any voting or other rights conferred by the Corporation's Securities upon the holders thereof.

(F) The Board shall have the power to determine, on the basis of information known to the Board after reasonable inquiry, all questions arising under this Article, including, without limitation (1) whether a person is a Disqualified Holder, (2) whether a Disqualified Holder has disposed of Securities pursuant to paragraph (A) of this Article and (3) the number of Securities held directly or indirectly by any person. Any such determination shall be binding and conclusive on all such persons.

(G) The Corporation shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this Article, and each holder of Securities of the Corporation shall be deemed to have acknowledged by acquiring or retaining Securities of the Corporation that failure to comply with this Article will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive relief to enforce the provisions of this Article.

(H) A Disqualified Holder shall indemnify the Corporation and its Affiliates for any and all direct or indirect costs, including attorneys' fees, incurred by the Corporation or any of its Affiliates as a result of such person's continuing ownership of, or failure to divest, the Securities.

(I) Any person to whom a redemption notice is given pursuant to the provisions of this Article shall have the burden of establishing to the satisfaction of the Corporation the dates on which and the Purchase Price at which such person acquired the Securities subject to such notice.

(J) The right of the Corporation to redeem Securities pursuant to this Article shall not be exclusive of any other rights the Corporation or any of its Affiliates may have or hereafter acquire under any agreement, provision of the bylaws of the Corporation or such Affiliate or otherwise. Nothing in this Article shall be construed to: (i) relieve any Disqualified Holder (or any Affiliate thereof) from any fiduciary obligation imposed by law, (ii) prohibit or affect any contractual arrangement which the Corporation may make from time to time with any holder of Securities to purchase all or any part of any other securities held by such holder or (iii) be in derogation of any action, past or future, which has been or may be taken by the Board or any holder of Securities with respect to the subject matter of this Article.

(K) Nothing contained in this Article shall limit the authority of the Board to take such other action, to the extent not prohibited by law, as it deems necessary or advisable to protect the Corporation or any of its Affiliates from the denial or loss or threatened denial or loss of any License.

(L) If any provision of this Article or the application of any such provision to any person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article. Except as may be required by any applicable law or relevant authority, the Board may waive any of the rights of the Corporation or any restrictions contained in this Article in any instance in which and to the extent the Board determines that a waiver would be in the best interests of the Corporation. Except as required by a relevant authority, nothing in this Article shall be deemed or construed to require the Corporation to redeem or repurchase any Securities owned or controlled by a Disqualified Holder or any Affiliate thereof.

(M) For the purposes of this Article: (1) "**Affiliate**" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified (including any direct or indirect subsidiary of such person). For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to a person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Article, the term "Affiliate" shall also include any joint venture, minority-owned entity or other enterprise in which the Corporation or any of its Affiliates has any direct or indirect interest. (2) "**Disqualified Holder**" means any record or beneficial holder of the Corporation's

Securities: (i) who is requested or required pursuant to any applicable law to appear before, or submit to the jurisdiction of, or file an application with, or provide information to, any relevant authority and either refuses to do so or otherwise fails to comply with such request or requirement within a reasonable period of time, (ii) who has withdrawn or requested the withdrawal of a pending application for any License from any relevant Authority in anticipation of such person being denied such License or receiving such License subject to materially burdensome or unacceptable terms or conditions, (iii) who is determined or shall have been determined by any relevant Authority not to be suitable or qualified with respect to owning or controlling Securities or securities of an Affiliate of the Corporation, or (iv) whose ownership or control of Securities may result, in the judgment of the Board, in the failure of the Corporation or any of its Affiliates to obtain, maintain, retain, renew or qualify for a License, or cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any License. (3) "**Purchase Price**" means the price paid to acquire a Security, exclusive of commissions, taxes and other fees and expenses, adjusted for any stock split, stock dividend, combination of shares or similar event. (4) "**Redemption Price**" means, with respect to any Securities, the price equal to the lesser of (a) the average closing sale price of such Securities as reported for composite transactions in securities listed on the principal trading market on which such Securities are then listed or admitted for trading during the 30 trading days preceding the Notice Date, or, if such Securities are not so listed or traded, the fair value of the Securities as determined by the Board in good faith and inconsideration of such records of the Corporation and information, opinions, reports or statements presented to the Board by any of the Corporation's officers, employees or financial advisors, or committees of the Board (including, without limitation, information, opinions, reports or statements regarding any discount for lack of marketability or otherwise), as the Board deems, in its sole discretion, to be relevant and pertinent to such determination, and (b) the original Purchase Price. (5) "Securities" means any shares of capital stock, bonds, notes, convertible debentures, warrants or other instruments that represent a share in the equity of the Corporation, a debt owed by the Corporation or the right to acquire any of the foregoing.

ARTICLE 9:
INVALIDATED SHARES

No Disqualified Holder or Purported Transferee (as defined below) shall be permitted to make a Transfer of Invalid Securities, and any such purported Transfer will be void *ab initio* (any such purported Transfer, a "**Prohibited Transfer**"). The restrictions set forth in Article 9 shall not apply to a proposed Transfer, and a Transfer shall not be treated as a Prohibited Transfer hereunder, if the transferor or the transferee obtains prior approval of the proposed Transfer by the Board.

ARTICLE 10:
MISCELLANEOUS

Section 10.1 Severability. If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions (including, without limitation, each portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent

possible, the provisions shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Section 10.2 Amendment to Articles. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject this reservation.

Section 10.2 Amendment to Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Board. Notwithstanding any other provision of these Articles of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by these Articles of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least 75% in voting power of the stock of the Corporation entitled to vote thereon.

ARTICLE XII - NRS SECTIONS 78.411 TO 78.444 and 78.378 TO 78.3793

This Corporation shall not be governed by the provisions of NRS Sections 78.411 to 78.444, inclusive (Combinations with Interested Stockholders) and 78.378 through 78.3793 (Acquisition of Controlling Interest), inclusive, of NRS.

ARTICLE XIII – EFFECTIVE TIME

The Effective time of these Amended and Restated Articles of Incorporation shall be the date and time that the Amended and Restated Articles of Incorporation are filed with the Secretary of State of the State of Nevada.

[signatures on next page]

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by Lorenzo Barracco, its Chief Executive Officer on this 14th day of June, 2020

MYSTIC HOLDINGS, INC.

By: ______________________

Lorenzo Barracco, Chief Executive Officer

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Registered Agent Acceptance/Statement of Change

(PURSUANT TO NRS 77.310, 77.340, 77.350, 77.380)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information:	Name of represented entity: MYSTIC HOLDINGS, INC. Entity or Nevada Business Identification Number (NVID): (for entities currently on file) E0246232016-5
2. Registered Agent Acceptance:	☒ Registered Agent Acceptance
3. Information Being Changed:	Statement of Change takes the following effect: (select only one) ☒ Appoints New Agent (complete section 5) ☐ Update Represented Entity Acting as Registered Agent (complete sections 5) ☐ Update Registered Agent Name (complete sections 4 & 5) ☐ Update Registered Agent Address (complete sections 4 & 5)
4. Registered Agent Information Before the Change: (Non-commercial registered agents **ONLY**)	Tamara Kennedy Name of Registered Agent **OR** Title of Office or Position with Entity 5130 Fort Apache Rd., # 215-110 — Las Vegas — Nevada 89148 Street Address — City — Zip Code Nevada Mailing Address (if different from street address) — City — Zip Code
5. Newly Appointed Registered Agent or Registered Agent Information After the Change:	☒ Commercial Registered Agent:(name only below) ☐ Noncommercial Registered Agent (name and address below) ☐ Office or Position with Entity (title or position and address below) Henry Lichtenberger Name of Registered Agent **OR** Title of Office or Position within Entity Nevada Street Address — City — Zip Code Nevada Mailing Address (if different from street address) — City — Zip Code
6. Electronic Notification: (Optional)	Email address for electronic notifications for "Non-Commercial" or "Office or Positions with Entity" registered agents only:
7. Certificate of Acceptance of Appointment of Registered Agent: (Required)	*I hereby accept appointment as Registered Agent for the above named Entity.* X [signature] Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity — Date: 6-4-2021
8. Signature of Represented Entity: (Required)	X [signature] Authorized Signature On Behalf of the Entity — Date: 6-14-2021

FEE: $60.00

This form must be accompanied by appropriate fees.